MEASUREMENT SPECIALTIES, INC.
80 Little Falls Road
Fairfield, NJ  07004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON October 20, 1995

To the Shareholders of
MEASUREMENT SPECIALTIES,  INC:

NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of
MEASUREMENT SPECIALTIES, INC., (the "Corporation") will be held at the American Stock Exchange at 86 Trinity Place, New York, New York , on
October 20, 1995 at 10:00 a.m. Local Time for the following purposes:

1. To elect seven members to the Corporation's Board of Directors for a term of one year and until the election and qualification of their successors;

2. To ratify the appointment of Grant Thornton LLP as the Corporation's independent accountants;

3.  To approve the Corporation's 1995 Stock Option Plan;

4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The close of business on September 1, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Corporation, in writing, prior to the Annual
Meeting of the Shareholders.
By Order of the Board of Directors

Joseph R. Mallon Jr., Chairman

Dated:  September 12, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY
IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF
YOUR SHARES.  NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED
STATES.

PROXY STATEMENT for
Annual Meeting of Shareholders
To be Held on October 20, 1995

This proxy statement and the accompanying form of proxy ("Proxy") have been mailed on or about September 22, 1995 to the shareholders of record on September 1, 1995 of MEASUREMENT SPECIALTIES, INC., a New Jersey corporation
(the "Corporation" or the "Company") in connection with the solicitation of Proxies from the holders of shares of the Corporation's common stock, no par value (the "Common Stock"), by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, on October 20,
1995, at 10:00 a.m., Local Time, and at any adjournment thereof.

Shares of Common Stock (hereinafter referred to as the "Shares") represented by an effective Proxy in the accompanying form will be voted as directed thereon.
If no direction is given, then the Shares represented by the Proxy will not be voted.

A Proxy may be revoked at any time before it is voted. A shareholder may revoke his Proxy by voting in person at the Annual Meeting or submitting to the Secretary of the Corporation at the meeting a subsequently dated proxy. In addition, a shareholder may revoke his proxy by notifying the Secretary of the Corporation either in writing prior to the Annual Meeting or in person at the Annual Meeting. Revocation is effective only upon receipt of such notice by the Secretary.

The solicitation of the enclosed Proxy is made on behalf of the Board of Directors of the Corporation and the Corporation will bear the cost of the solicitation. The Board of Directors may use the services of its executive officers and certain directors to solicit Proxies from shareholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send Proxies, proxy statements and other material to the beneficial owners of Shares held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

The Corporation's Annual Report on Form 10-KSB for the fiscal year ended March
31, 1995 (without exhibits) accompanies this Proxy Statement. Copies of exhibits may be obtained at a fee equal to the Corporation's cost in furnishing such copies. Requests should be addressed to Measurement Specialties, Inc., at its principal executive offices, 80 Little Falls Road, Fairfield, New Jersey
07004 Att:  Shareholder Relations Dept.

VOTING SECURITIES AND RECORD DATE

The securities which are entitled to vote at the meeting are the Shares.  Each
Share is entitled to one vote on each matter submitted to shareholders.  The
Board of Directors has designated the close of business on September 1, 1995 as the record date (the "Record Date") for the determination of shareholders entitled to notice and to vote at the meeting and any adjournment thereof. At that date, 3,528,987 Shares of Common Stock were outstanding. Voting of the Shares is on a noncumulative basis.

PRINCIPAL STOCKHOLDERS; SHARES HELD BY MANAGEMENT

The following table sets forth as of September 1, 1995, the number of Shares of the Company's common stock owned and the percentage of outstanding shares held by (i) owners of more than 5% of the outstanding voting stock of the Corporation, (ii) each Director and Executive Officer of the Corporation, (iii) each Nominee to the Board and (iv) all Officers and Directors of the Company as a group. Each person named in the table has sole investment power and sole voting power with respect to the Shares of voting securities set opposite his name, except as otherwise indicated.

                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                                 ACQUIRABLE
                   NAME AND ADDRESS OF              CURRENTLY      WITHIN         PERCENT
TITLE OF CLASS     BENEFICIAL OWNER                   OWNED        60 DAYS        OF CLASS

Common stock,     Donald Weiss                        366,873       30,000         11.2%
no par value      Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  Joseph R. Mallon, Jr.                43,500        5,000          1.4%
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  Damon Germanton                     405,393       30,000         12.2%(1)
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ 07004

                  Richard S. Betts                     66,648        7,000          2.1%
                  Rich Plan of Lake Plains, Inc.
                  Box 110
                  Perry, NY 14530

                  Dr. Steven P. Petrucelli                          20,000          (2)
                  Rutgers University
                  Biomedical Engineering Bldg.
                  Piscataway, NJ  08854

                  The Hon. Dan J. Samuel                1,000        5,000          (2)
                  154 Hillspoint Road
                  Westport, CT  06880

                  Mark Cappiello                                   110,000          3.0%
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ  07004

                  Mark Shornick                                    105,000          2.9%
                  Measurement Specialties, Inc.
                  80 Little Falls Road
                  Fairfield, NJ  07004

                  Current Officers and                883,414      312,000         31.1%
                  Directors as a group
                  (8 persons)

(1)Excludes ownership of 12,555 shares by Mr. Germanton's daughter, of whichMr.
Germanton disclaims beneficial ownership.
(2)Percentage of shares beneficially owned does not exceed one percent of the class.

 ITEM I.  ELECTION OF DIRECTORS

 The Company's Board of Directors has nominated the following slate containing seven Board members. Directors are proposed to be elected at the Annual
Meeting of Shareholders to hold office for a term until the next annual meeting of shareholders and until their respective successors have been duly elected and have qualified. The affirmative vote of a majority of the outstanding
Shares entitled to vote at the Annual Meeting of Shareholders is required to elect the directors. Incomplete Proxies received by the Company will be voted in favor of the Nominees. In the event that any nominee is unable to serve, the Proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate that this will occur.

The nominees for the Board of Directors are as follows:
NOMINEES                        AGE

Joseph R. Mallon, Jr.           50
Damon Germanton                 52
Richard S. Betts                51
Steven P. Petrucelli            43
John Arnold                     41
Theodore Coburn                 41
Hon. Dan J. Samuel              70

Joseph R. Mallon, Jr. has served as the Company's President and Chief Executive
Officer since April 1, 1995 and as a Director since April 1, 1992.  In October
1985, Mr. Mallon co-founded NovaSensor, where he served as Co-President and Director until its acquisition by Lucas Industries, Inc., a subsidiary of Lucas
Ltd. of the United Kingdom, in April 1990. From that time until his departure in January 1993, Mr. Mallon was the Executive Vice President and a Director of
Lucas NovaSensor.  Thereafter, until his appointment as President, Chief
Executive Officer and Chairman of the Board, Mr. Mallon was enrolled in the graduate PhD EE program at Stanford University. Mr. Mallon serves on the Board's Audit Committee and on its Operating Committee.

Damon Germanton has served as a Director and an executive officer since he founded the Company in 1981. Mr. Germanton serves on the Board's Operating
Committee.

Richard S. Betts was appointed to the Board of Directors on April 1, 1992.  Mr.
Betts has been the President of Rich Plan of Lake Plains, Inc., a distributor of privately labeled food products, since 1973. Mr. Betts chairs the Board's
Audit Committee and serves on its Compensation Committee.

Steven P. Petrucelli, who was elected a Director on June 15, 1992, has consulted in medical technology for more than the past five years. Since 1979, Dr. Petrucelli has served as an Assistant Professor at Rutgers University in the Biomedical and Electrical Engineering Departments. Dr. Petrucelli joined the Company's staff in January 1991. Previously, Dr. Petrucelli consulted for the Company. Dr. Petrucelli chairs the Board's Operating Committee and serves on its Compensation Committee.

The Hon. Dan J. Samuel, who was elected a Director on October 27, 1994, has been a business consultant since his retirement in 1986. Previously, Mr.
Samuel served as President and Chief Executive Officer of Scallop Corporation, a wholly owned subsidiary of the Royal Dutch/Shell Group. Mr. Samuel currently serves on the Boards of Directors of Canadian Overseas Packaging Company and, since 1985, Witco Corporation. Mr. Samuel chairs the Board's Compensation
Committee and serves on its Audit Committee.

Mark Cappiello has served as Vice President for Sales and Marketing since
January 1988.  Mr. Cappiello was previously employed by Terraillon S.A., a
French manufacturer and distributor of scales and balance products.

Mark A. Shornick has served as Chief Financial Officer since July 1989, as
Assistant Secretary since April 26, 1993 and as Treasurer since June 19, 1995.
 Before joining the Company, Mr. Shornick was employed as an audit manager at Miller, Ellin & Company and Laventhol & Horwath, accounting firms in New York
City.

John Arnold was appointed to the Board of Directors on June 19, 1995.  Mr.
Arnold has been in private law practice since 1989 and focuses primarily in relationships between United States technology companies and Asian manufacturers. Prior to 1989, Mr. Arnold was employed with the law firm of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and prior thereto with Foley & Lardner in Milwaukee, Wisconsin. Upon management's request, Mr.
Arnold began providing legal services to the Company during the current fiscal year.

Theodore Coburn, a nominee to the Board of Directors, presently provides strategic and financial consulting services for eight emerging growth companies and is a member of the board of directors for two corporations and three mutual funds. Mr. Coburn was Managing Director of Prudential Securities from 1986 to
1991 and of Merrill Lynch Capital Markets from 1983 to 1986. Mr. Coburn holds a masters degree at the Harvard University Graduate School of Education and a masters degree at the Harvard University Divinity School.

The Board of Directors met four times during the last fiscal year. The Board of Directors has Audit, Compensation and Operations Committees. The
Compensation and Operations Committees are comprised of three members each.
The Audit Committee consists of two members. The Board of Directors does not have a Nominating Committee.

The Audit Committee includes: Richard Betts, Chairman, Joseph R. Mallon Jr., and Dan Samuel. The Committee met two times during the last fiscal year. The
Audit Committee requests and receives information and reports from management, outside counsel and the Company's independent auditing firm. The Committee utilizes this information for review and discussion of the auditing, internal control, financial reporting and compliance activities of the Company and its subsidiaries.

The Compensation Committee includes: Dan Samuel, Chairman, Steven Petrucelli, and Richard Betts. The Committee met one time during the last fiscal year.
The purpose of the Compensation Committee is to establish and execute compensation policy and programs for MSI executives. Joseph R. Mallon Jr.
previously served on the Committee, but resigned when he became the CEO on April 1, 1995. Thereafter Steven Petrucelli joined the committee and Dan
Samuel became the Chairman.

The Operations Committee includes:  Jens Hoeg, Chairman, Damon Germanton and
Steven Petrucelli. The Operations Committee met twice during the last fiscal year. The purpose of the Operations Committee is to monitor the operations of the Company and its subsidiaries and to make recommendations to the Board when necessary. Jens Hoeg chaired the Operations Committee through March 25, 1995, the date of his resignation from the Board of Directors. Thereafter, Steven
Petrucelli became Chairman of the Committee

No director  attended less than 75% of the meetings.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, eight reporting persons failed to file reports required by
Section 16(a) of the Exchange Act on timely basis, as disclosed in these Forms, during the year ended March 31, 1995. There were no known failures to file required Forms. Messrs. Mallon, Betts, Petrucelli, Samuel, Cappiello and
Shornick and Jens F. Hoeg (then a Director) each filed one late report for a stock option awarded on October 27, 1994. Mr. Mallon filed a late report for a stock option awarded on April 27, 1995. Mr. Germanton filed one late report for a stock option awarded on December 9, 1994.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the Directors and Executive Officers as of the date of the Proxy Statement:
                                                                               DIRECTOR
       NAME                         AGE       POSITIONS AND OFFICES            SINCE

Joseph R. Mallon, Jr.               50        Director                          1992
                                              President, Chief Executive
                                              Officer and Chairman of the
                                              Board of Directors effective
                                              April 1, 1995

Damon Germanton                     52        Executive Vice President,         1981
                                              Chief Operating Officer,
                                              Secretary and Director

Richard S. Betts                    51        Director                          1992

Steven P. Petrucelli                43        Director                          1992

John Arnold                         41        Director                          1995

The Honorable Dan J. Samuel         70        Director                          1994

Mark A. Shornick                    41        Chief Financial Officer,           N/A
                                              Assistant Secretary and
                                              Treasurer

Mark Cappiello                      41        Vice President of Sales            N/A
                                              and Marketing

EXECUTIVE COMPENSATION

The Company's Summary Compensation Table, Option/SAR Grants Table and
Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table for the year ended March 31, 1995 appear on the following pages. For the year ended March 31, 1995, there were no long-term incentive plan ("LTIP") awards, nor were any stock options or stock appreciation rights repriced.

Through March 31, 1995, non-employee Directors were paid $1,000 for each Board meeting attended, up to a maximum of $4,000 per fiscal year. Thereafter, all non-officer Directors are paid $1,000 for attending each regularly scheduled
Board meeting plus $250 for attending ($500 for chairing) each quarterly
Committee meeting.

Additionally, on October 27, 1994 each non-employee Director was granted an option to purchase 5,000 common shares at $3.50, vesting on October 27, 1995
(subject to completion of the Director's then current term) and expiring on October 27, 2000. Mr. Petrucelli was granted an option to purchase an then aggregate of 20,000 common shares at $3.50, exercisable for five years, in cumulative annual installments of 20 percent beginning October 27, 1995.

The company's employment agreements with its former Chief Executive Officer and its current Chief Operating Officer provide for a minimum annual salary for each officer, through January 31, 1996, of $175,000, subject to bonuses and merit increases which may be granted by the Board's Compensation Committee.
Pursuant to these agreements, the Company would become obligated to pay severance benefits computed based on the average annual compensation for the latest three years of employment if the Board were to decline to renew these agreements by January 31, 1995.

The Company's employment agreement with its former Chief Executive Officer was terminated as of March 31, 1995. As a result of this termination, the Company is obligated to pay a $194,833 severance benefit on January 31, 1996.
Additionally, the Company is required to employ the former Chief Executive
Officer as a full-time marketing and management consultant to the Company at a monthly compensation of $15,667 through January 31, 1996.

The Chief Operating Officer agreed to extend, until completion of a review by the Compensation Committee, the date by which the Board must renew his employment agreement or obligate the Company for a severance benefit thereunder.

On April 27, 1995, the Board approved a compensation arrangement with the Company's new Chief Executive Officer. The arrangement, effective April 1,
1995 provides for a minimum annual salary of $100,000, subject to an annual performance bonus of up to $120,000 which the Board may grant . Additionally, the Board granted the officer an option to purchase an aggregate of 144,000 common shares as at $4.875, excercisable under certain conditions in cumulative annual installments and expiring on various dates through April 27, 2005.

     The following table sets forth certain information concerning the compensation of the named executive officers for each of the fiscal years ended
March 31, 1995, 1994 and 1993 respectively. Information is not given in the table for any portion of the year during which a person was not an officer or director of the Corporation.

                          SUMMARY COMPENSATION TABLE
                      For the Year Ended March 31, 1995
              Annual Compensation (1)  Awards               Payouts                           Long Term Compensation
                                                         Other                    Securities
Name and                Year                             Annual     Restricted    Underlying               All
Principal               Ended                 Bonus   Compensation  Stock Awards  Options/     LTIP        Other
Position               March 31    Salary($)  ($)(2)    ($)(2)(3)      ($)        SARs  (#)    Payouts(#)  Compensation ($)(4)

Donald Weiss
President and           1995       188,000       ---      11,498        0               0            0       196,933
Chief Executive         1994       183,000          0      8,499        0          20,000            0         2,000
Officer (5)             1993       175,000     34,000      6,282        0          10,000            0             0

Damon Germanton
Executive Vice
President,              1995       188,000       ---      13,421        0          10,000            0         2,000
Chief Operating         1994       183,000          0     10,048        0          20,000            0         2,000
Officer and             1993       175,000     34,000      6,869        0          10,000            0             0
Secretary

Mark Cappiello
VicePresident of        1995       110,000       ---       8,953        0          50,000            0         2,000
Sales and               1994       105,000     20,000      5,989        0               0            0         2,000
Marketing               1993       100,000     20,000      9,205        0               0            0             0

Mark A. Shornick
Chief Financial         1995       105,000       ---           0        0          25,000            0         2,000
Officer, Assistant      1994       102,000      5,000          0        0               0            0         2,000
Secretary & Treasurer   1993        97,000     14,850          0        0          25,000            0             0

(1)Amounts do not include payments of overseas living expenses relating to Mr.
Germanton's Hong Kong assignment.

(2)Bonuses earned for 1995 are not calculable through the latest practicable date.

(3)Perquisites, which did not exceed the lesser of $50,000 or 10 percent of each officer's salary and bonus, principally consist of payments reimbursing
Messrs. Weiss and Germanton for their personal use of their automobiles and the cost of a company automobile (excluding insurance) provided for Mr. Cappiello's personal use. Additionally, for 1994 the Company paid long-term disability income insurance premiums for the benefit of Messrs. Weiss ($3,526 for 1995 and $882 for 1994) and Germanton ($3,673 for 1995 and $1,836 for 1994).

(4)All other compensation consists of the Company's annual contributions to a defined contribution plan established under Section 401(k) of the Internal
Revenue Code. Additionally, all other compensation for 1995 includes $194,833 accrued for the termination of Mr. Weiss' employment contract.

(5)Mr. Weiss' services as the Company's President, Chief Executive Officer and
Chairman of the Board of Directors ended on March 31, 1995.

                        Option/SAR Grants in Last Fiscal Year
                                 Individual Grants
                          For the Year Ended March 31, 1995
                                           % of Total Options/
                     # of Securities       SARs Granted To     Exercisable         Expiration
                     Underlying Options/   Employees in        or Base Price          Date
    NAME             SARs Granted(#)       Fiscal Year            ($/SH)

Damon Germanton         10,000(1)             6.67%               $3.30            12/09/2000

Mark A. Shornick         5,000(2)             3.33%               $3.50            10/27/2000
                         5,000(3)             3.33%               $3.50            10/27/2001
                         5,000(4)             3.33%               $3.50            10/27/2002
                         5,000(5)             3.33%               $3.50            10/27/2003
                         5,000(6)             3.33%               $3.50            10/27/2004

Mark Cappiello          10,000(2)             6.67%               $3.50            10/27/2000
                        10,000(3)             6.67%               $3.50            10/27/2001
                        10,000(4)             6.67%               $3.50            10/27/2002
                        10,000(5)             6.67%               $3.50            10/27/2003
                        10,000(6)             6.67%               $3.50            10/27/2004

(1)Exercisable beginning December 9, 1995.
(2)Exercisable beginning October 27, 1995.
(3)Exercisable beginning October 27, 1996.
(4)Exercisable beginning October 27, 1997.
(5)Exercisable beginning October 27, 1998.
(6)Exercisable beginning October 27, 1999.

                      Aggregated Option/SAR Exerceises in Last Fiscal Year
                               and FY-End Option/SAR Values
                             For the Year Ended March 31, 1995
                                             Number of Securities         Value of Unexercised
                Shares                       Underlying Unexercised       In-The-Money Options/
                Acquired on       Value      Options/SARs at Y-End(#)     SARs at FY-End ($)(1)
    Name        Exercise (#)    Realized($)  Exercisable/Unexercisable    Exercisable/Unexercisable

Donald Weiss         0               0             30,000                        29,750
                                                        0                             0

Damon Germanton      0               0             30,000                        29,750
                                                   10,000                        13,250

Mark Cappiello       0               0            100,000                       193,750
                                                   50,000                        56,250

Mark A. Shornick     0               0            100,000                       193,750
                                                   25,000                        28,125

(1)Intrinsic value, based on the excess of the closing price of the Company's common stock at March 31, 1995
($4.63) over the exercise price of the options.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Most of the Company's products are obtained from River Display, Ltd., a Hong
Kong company of which M.B. Lee is a principal shareholder. M.B. Lee served on the Board from April 1, 1992 through October 27, 1994. The Company's purchases from River Display, Ltd. approximated $ 4,029,000 from April 1, 1994 through
October 27, 1994 and $5,439,000 for the year ended March 31, 1994.


ITEM II
PROPOSAL FOR APPOINTMENT OF AUDITORS

The Board of Directors has appointed the firm of Grant Thornton LLP as independent auditors of the Company for fiscal year 1996 subject to ratification by the stockholders. Grant Thornton LLP has served as the Company's independent auditors since 1992.

Audit services expected to be performed by Grant Thornton LLP during fiscal year 1996 will consist of the audit of financial statements of the Company and its subsidiaries. A representative of Grant Thornton LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

During the prior three years ended March 31, 1995, the Company has had no disagreements with accountants on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to their accountant's satisfaction, would have caused them to make reference to such matters in their reports.

The Board of Directors recommends that the shareholders vote for approval of the proposal to ratify the appointment of Grant Thornton LLP as independent auditors for fiscal year 1996.


ITEM III

PROPOSAL TO APPROVE THE COMPANY'S
1995 EMPLOYEE STOCK OPTION PLAN

On September 8, 1995, the Board of Directors of the Company adopted a Stock
Option Plan.  The plan is intended to comply with the requirements of Section
422 of the Internal Revenue Code of 1986, as amended. Approval of the Plan is subject to the approval by the Shareholders at the Annual Meeting. The Plan provides for the issuance of up to 326,000 employee stock options over a ten year period commencing September 8, 1995.



Employees eligible for participation in the Plan consist of the Company's current management, as well as any additional executive officers who may be hired by the Company in the future. Once the Plan has been approved by the Shareholders, the Board of Directors has the ability to allocate the Options among the various eligible employees at the Board's discretion.

The Board of Directors believes that its ability to grant Options under the Plan will advance the interests of the Company by strengthening its ability to attract and retain in its employ people of desired training, experience and ability, and to furnish additional incentives to its eligible employees upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its operations.

The Board of Directors recommends that the shareholders vote for approval of the Employee Stock Option Plan.

GENERAL

The 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of
Directors on September 8, 1995 to replace the Company's existing 1985 Stock
Option Plan which by its terms expires on September 30, 1995. The Board reserved a total of 326,000 shares of Common Stock for issuance under the 1995
Plan and terminated the 1985 Plan under which 900,000 shares had been reserved, but options for only 674,000 shares had been granted. A copy of the Plan is annexed hereto as Exhibit A.

Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the
"Code") or nonstatutory options. See "Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory options.

The shareholders are requested in this Proposal to approve the terms of the 1995 Plan. Incentive stock options may not be granted under the 1995 Plan unless it is approved by the Company's shareholders within twelve months of its adoption. The affirmative vote of the holders of a majority of the shares present and entitled to vote at the Annual Meeting will be required to approve the 1995 Plan.

The essential features of the 1995 Plan are outlined below:

ADMINISTRATION

The 1995 Plan is administered by the Board of Directors of the Company. The
Board has the power to construe and interpret the 1995 Plan and, subject to the provisions of the 1995 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1995 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1995 Plan to the Compensation Committee of the Board. As used herein with respect to the 1995 Plan, the term "Board" refers to the delegated Committee of the Board to the extent it is administrating the 1995
Plan.

The proposed regulations under Section 162(m) require that the directors who serve as members of any Committee administering the 1995 Plan must be "outside directors". This limitation would exclude from the delegated Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company,
(iv) directors currently receiving direct and indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m). The
Company currently intends to monitor the proposed regulations and will determine at the appropriate time whether to make any change to the composition of its delegated Committee if any would be required by the final regulations.

ELIGIBILITY

Incentive stock options may be granted under the 1995 Plan only to employees
(including officers of the Company and its affiliates). Directors and consultants are eligible to receive nonstatutory stock options under the 1995
Plan.

No option may be granted under the 1995 Plan to any person who at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1995 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its Affiliates) may not exceed $100,000.

The 1995 Plan also contains a per-person, per-calendar year limitation equal to 200,000 shares of Common Stock. The purpose of this limitation is to conform with the requirements of Section 162(m) relating to performance based compensation and to permit the Company to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the 1995
Plan.

STOCK SUBJECT TO THE 1995 PLAN

If options granted under the 1995 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1995 Plan.

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the 1995 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below:

EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1995 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see
"Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1995 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant.

The exercise price of options granted under the 1995 Plan must be paid in cash at the time the option is exercised, by delivery of other Common Stock of the Company, or by a combination of the two methods of payment.

OPTION EXERCISE. Options granted under the 1995 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Company's 1985 Stock Option Plan vary in their rate of vesting, but the most current grants typically vest at the rate of 20% per year during the optionee's employment. Shares covered by options granted under the 1995 Plan may be subject to different vesting terms.
The Board has the power to accelerate the time during which an option may be exercised. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

TERM. The maximum term of options under the 1995 Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1995 Plan terminate three months after the optionee ceases to be employed by or serve as a director or consultant to the Company or any affiliate of the Company, unless (a) the termination of such relationship is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a director or consultant to the Company or any affiliate of the Company, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within one year of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the 1995 Plan or subject to any option granted under the 1995 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure of otherwise), the 1995 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to any person during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.


EFFECT OF CERTAIN CORPORATE EVENTS

The 1995 Plan provides that, in the event of a merger, or other corporate reorganization, or acquisition, that options granted under the 1995 Plan will terminate if not exercised prior to such event. In such event, the Board may, in the exercise of its sole discretion, declare that any Option shall be exercisable as to all of the stock subject to the Option, including shares as to which the Option would not otherwise be exercisable. In the event of any dissolution or liquidation of the Company, any options outstanding under the 1995 Plan shall terminate if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 1995 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1995 Plan will terminate on September 8, 2005.

The Board may also amend the 1995 Plan at any time or from time to time.
However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) increase the number of shares reserved for options under the plan; (b) materially modify the requirements as to eligibility for participation under the plan; or (c) materially increase the benefits accruing to participants under the plan. The Board may submit any other amendment to the 1995 Plan for stockholder approval.

RESTRICTIONS ON TRANSFER

Under the 1995 Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee.

FEDERAL INCOME TAX INFORMATION

INCENTIVE STOCK OPTIONS. Incentive stock options under the 1995 Plan are intended to be eligible for the favorable federal income tax treatment accorded
"incentive stock options" under the Code.

There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option.
However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods
(a "disqualifying disposition"), at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. Long term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28%, while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who are subject to
Section 16(b) of Securities Exchange Act of l934, as amended (the "Exchange
Act").


To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1995
Plan generally have the following federal income tax consequences.

There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.
Slightly different rules apply to the optionees who are subject to Section
16(b) of the Exchange Act.

POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget
Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section
162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a table year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. The Company does not currently anticipate that Section 162(m) will be applicable to its operations.
However, in the event that the Company determines that 162(m) may become applicable with respect to compensation to be paid to an officer of the Company, the Company may choose to administer the Plan and make grants under the Plan in a manner which would exempt compensation related to an option granted under the Plan exempt from the Section 162(m) limitation.


ITEM IV.

OTHER BUSINESS

As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company's next Annual
Meeting of Shareholders must be received by the Company on or prior to May 7, 1996 to be eligible for inclusion in the Company's proxy statement and form of proxy to be used in connection with the next Annual Meeting of Shareholders.

BY ORDER OF THE BOARD OF DIRECTORS



JOSEPH R. MALLON JR., Chairman


Dated:September 12, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN
YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS
MAILED IN THE UNITED STATES OF AMERICA.
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